UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 19, 2007
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, California	92656

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On November 19, 2007, the Audit Committee of the Board of Directors of AVANIR Pharmaceuticals (the “Company”), after discussions with the Company’s independent registered public accounting firm, KMJ Corbin & Company LLP, determined that it is necessary to restate the Company’s consolidated financial statements for the fiscal quarters ended March 31, 2007 and June 30, 2007 in order to correct the amount of share-based compensation expense recorded by the Company for those periods. Accordingly, the Company’s consolidated financial statements previously filed for those periods should no longer be relied upon. This restatement will not result in a change in the Company’s previously reported revenues, cash flow from operations or total cash and cash equivalents shown in its consolidated financial statements for the fiscal quarters ended March 31, 2007 and June 30, 2007. An explanation of the nature of and reasons for the restatement is provided below.
     The Company uses a software system that is widely used by many public companies for the calculation of stock-based compensation expense under FASB Statement No. 123 (revised 2004) (“FAS 123R”). The Company installed a newly released version of this software in October 2007, after which the Company discovered a material variation between the software versions in the calculation of weighted average forfeiture rates. Previous versions of the software applied a weighted average forfeiture rate in the calculation of stock-based compensation. This method of calculating stock-based compensation expense has the effect of lower compensation expense at the start of a given amortization (vesting) period and then accelerating the recognition of compensation expense near the end of the amortization period. Because of the use of this method, the software package failed to properly account for the full expense of vested awards following the significant reductions in headcount in fiscal 2007 and the resulting early forfeitures of equity awards by former employees.
     Following extensive analysis performed by the Company and its consultants, the Company determined that stock-based compensation expense was understated by $2.4 million from October 1, 2005 (the adoption date of FAS 123R) through June 30, 2007. The Company identified that $2.2 million of the understatement was attributed to the second fiscal quarter ended March 31, 2007, during which quarter the Company had re-assessed its forfeiture rates and increased the forfeiture rate from an average of 8.5% to 30% due to changes in the employee base related to restructuring activities. As a result of the increase in forfeiture rate, the Company recorded an adjustment in the second 2007 fiscal quarter to decrease total stock-based compensation expense by $2.6 million. The Company’s in-depth analysis of share-based compensation expense determined that this $2.6 million adjustment was overstated principally due to the software system discussed above combined with an error in the Company’s application of FAS 123R during the quarter ended March 31, 2007. The Company is currently assessing remediation efforts to adequately address these issues.
     This restatement will not result in a change in the Company’s previously reported revenues, cash flow from operations or total cash and cash equivalents shown in its consolidated financial statements for the fiscal quarters ended March 31, 2007 and June 30, 2007. Instead, the resulting increase in non-cash stock-based compensation expense will result in an increase of $2.4 million in the Company’s net loss for the quarter and six months ended March 31, 2007 and for the nine months ended June 30, 2007. In addition, because the amount of the increase in non-cash stock-based compensation expense increased both the Company’s accumulated deficit and common stock, there was no net effect on the Company’s consolidated balance sheet at March 31, 2007 or June 30, 2007. Likewise, the restatement will have no impact on the Company’s consolidated operating results for any periods prior to the fiscal quarter ended March 31, 2007.
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 21, 2007	Avanir Pharmaceuticals
	By:	/s/ Keith Katkin
Keith Katkin
President and Chief Executive Officer

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